CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-118634 on Form N-1A of our report dated December 23, 2022, relating to the financial statements and financial highlights of Intrepid Capital Fund, Intrepid Small Cap Fund and Intrepid Income Fund, each a series of Intrepid Capital Management Funds Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended September 30, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Chicago, Illinois
January 26, 2023